Exhibit 99.1

Brian Hall Named to IHS Board of Directors

ENGLEWOOD, Colo. (March 13, 2008) — IHS Inc. (NYSE: IHS), a leading global source of critical information and insight, today announced that the IHS board of directors has agreed to add an additional board member and that Brian H. Hall has been elected as a director to fill the vacancy.  Mr. Hall will serve as a Class III director until the IHS Annual Meeting of Stockholders on April 23, 2008 where he will be nominated as a director for election to serve until the 2011 annual meeting.

Prior to his retirement, Mr. Hall served as Vice Chairman of Thomson Corporation, where he created and led the new corporate investment process, and directed Thomson’s corporate strategy, marketing, communications and branding initiatives.  Previously, Mr. Hall served as President and CEO of Thomson Legal & Regulatory and West Publishing.  Prior to joining Thomson, Mr. Hall was President of Shepard’s and Executive Vice President of McGraw-Hill.

Mr. Hall graduated from The Defiance College and has an MBA from the Rochester Institute of Technology.  He is a former board member of Bank One of Colorado Springs and Ryerson of Canada.

“We are extremely pleased to add someone with the experience and leadership of Brian Hall to the IHS board,” said C. Michael Armstrong, IHS lead independent director and chair of the company’s nominating and corporate governance committee. “His experience in the creation and execution of strategy, high-performance cultures and acquisitions will add significant value to the IHS initiatives designed to drive strong, sustainable growth.”

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About IHS (www.ihs.com)
IHS (NYSE: IHS) is a leading global source of critical information and insight for customers in a broad range of industries. Our customer product and service solutions span four major areas of information: energy, product lifecycle management, environmental and security.  By focusing on our customers first, we deliver data and expertise that enable innovative and successful decision-making.  Customers range from governments and multinational companies to smaller companies and technical professionals in more than 180 countries. IHS has been in business since 1959 and employs more than 3,000 people in 35 locations around the world.

Contacts:
Media Relations:	Investor Relations:
Lauren Baker	Andy Schulz
+1 303 397 2615	+1 303 397 2969
lauren.baker@ihs.com	andy.schulz@ihs.com

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